Exhibit 5.1

                           [LETTERHEAD OF HOMBURGER]


Credit Suisse Group
Paradeplatz 8
P.O. Box 1
8070 Zurich
Switzerland



November 15, 2002 BOR | DAC
304687 | BOR | 000030.doc


Registration Statement on Form S-8 | Credit Suisse Group International Share
Plan

Ladies and Gentlemen:

We have been retained as special Swiss counsel to Credit Suisse Group (the Company) in connection with the registration on Form S-8, being filed with the Securities and Exchange Commission on or about November 15, 2002 (the Registration Statement), and relating to the registration, subject to the terms and conditions of the conditional share capital provided for in article 26b of the Company's Articles of Association (as defined hereinafter) (the Conditional Share Capital), of a maximum of 92,468,629 registered shares of CHF 3 par value of the Company (the Shares) pursuant to the Amended and Restated Credit Suisse Group International Share Plan (as defined hereinafter) and the Credit Suisse Group Management Performance Plan - International (as defined hereinafter).

We have been requested to render an opinion in connection with certain issues of Swiss law.

I.  DOCUMENTS RECEIVED AND REVIEWED

    In  connection with this opinion, we have reviewed the following documents:

    (i) a certified excerpt from the commercial register of the Canton of Zurich, Switzerland, relating to the Company dated September 23, 2002;

    (ii) a copy of the articles of association of the Company in their version of September 11, 2002 (the Articles of Association); and

    (iii) copies of the Amended and Restated Credit Suisse Group International Share Plan - Master Plan Document, the Amended and Restated Credit Suisse Group International Share Plan - Option Supplement to the Master Plan Document, the Amended and Restated Credit Suisse Group International Share Plan - Alternative Investment Award Supplement to the Master Plan Document, the Amended and Restated Credit Suisse Group International Share Plan - Credit Suisse First Boston Business Unit Supplement to the Master Plan Document (all these documents collectively referred to as the Amended and Restated Credit Suisse Group International Share Plan), and the Credit Suisse Group Management Performance Plan - International (the Credit Suisse Group Management Performance Plan, and together with the Amended and Restated Credit Suisse Group International Share Plan, the Plans), each of the Plans as adopted by the Company's Group Compensation Committee on January 31, 2002 and effective as of January 1, 2002.

    No documents have been reviewed by us in connection with this opinion other than those listed above, the sufficiency of which we confirm for purposes of this opinion. Accordingly, our opinion is limited to the above documents and their impact on the parties under Swiss law.

II. ASSUMPTIONS

    In rendering the opinion below, we have assumed the following:

    (a) all documents purporting to be copies of originals are complete and conform to the originals;

    (b) the Plans are valid, binding and enforceable under the laws of the State of New York by which they are expressed to be governed.

III. OPINION

    Based on the foregoing assumptions and subject to the qualifications set out below, we express the following opinion:

    1. The Company is a corporation duly incorporated and validly existing under the laws of Switzerland.

    2. The Conditional Share Capital has been validly created and the Shares, when issued and paid for pursuant to the Plans, the Articles of Association and Swiss corporate law, will be validly issued, fully paid and non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders).

IV. QUALIFICATIONS

    The above opinion is subject to the following qualifications:

    (w) We are admitted to the Zurich bar and do not hold ourselves to be experts in any laws other than the laws of Switzerland. Accordingly, our opinion is confined to Swiss law. We have abstained from examining any issues of any other jurisdiction. In particular, and without limitation to the foregoing, we do not express any opinion on the admissibility or validity of, or the procedures relating to, the registration of the Shares with the Securities and Exchange Commission.

    (x) We note that under the Plans the Company has the option to make the Shares available to the beneficiaries under the Plans from the holding of Shares as reacquired or purchased in the open market rather than from the Conditional Share Capital. This opinion relates solely to the issuance of Shares under the Conditional Share Capital in accordance with the terms and conditions of the Plans, and pursuant to the Articles of Association and Swiss corporate law.

    (y) This opinion relates to the laws of Switzerland in effect on the date hereof. Such laws are subject to change.

    (z) This opinion relates to the Articles of Association of the Company in effect on the date hereof. Such Articles of Association are subject to change.

                                      * * *

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended.

This opinion is furnished by us, as special Swiss counsel to the Company, in connection with the filing of the Registration Statement and, except as provided in the immediately preceding paragraph, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission, or relied upon by any other person. This opinion shall be governed by and construed in accordance with the laws of Switzerland.

Very sincerely yours,
HOMBURGER


/s/ Rene Bosch
Dr. Rene Bosch